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                                                                 Exhibit 99.1

PARK NATIONAL logo and FIRST FEDERAL                            NEWS RELEASE


December 31, 2004                                         For immediate release

            PARK NATIONAL CORPORATION AND FIRST FEDERAL BANCORP, INC.
                            CLOSE MERGER TRANSACTIONS

NEWARK, OHIO -- Park National Corporation (AMEX: PRK) (Park) and First Federal Bancorp, Inc. (NASDAQ: FFBZ) (First Federal) officially closed today on their merger plan and agreement. As a result, First Federal's banking subsidiary, First Federal Savings Bank of Eastern Ohio (FFSB), has merged with Park affiliate bank Century National Bank (Century), effective as of the close of business today. FFSB will change its name to Century National Bank. Both banks are headquartered in Zanesville, Ohio (in Muskingum County).

In a joint statement, Park President C. Daniel DeLawder, First Federal President
J. William Plummer and Century President Thomas M. Lyall said, "We are very pleased to finalize this union. Our associates have worked diligently to ensure the mergers are conducted prudently, promptly, and most beneficially for our associates and customers. We are very happy about the enhanced services our customers will experience, including extra convenience, broader service menus, and even more skilled and trustworthy local bankers to rely upon. We congratulate everyone whose excellent work contributed to this effort, and we look forward to the future as one strong and devoted community bank."

After the transition, Century holds about $750 million in assets and operates 17 banking offices and 17 ATMs in Southeastern Ohio. Through all of its affiliates, Park now operates 125 banking offices, and 121 no-fee ATMs in 27 Ohio counties.

About Park National Corporation:

Headquartered in Newark, Ohio, Park National Corporation is an Ohio-based bank holding company with approximately $5.1 billion in assets (as of September 30, 2004). Its significant subsidiaries include The Park National Bank, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Aircraft Finance, and Guardian Finance. For more information, visit www.parknationalcorp.com.

Media contacts:
Bethany White, Park Comm. Specialist 740-349-3754
C. Daniel DeLawder, Park President, 740-349-3746
J. Bill Plummer, First Federal President, 740-588-2263
Thomas M. Lyall, Century President, 740-455-7219


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                            PARK NATIONAL CORPORATION
                     50 N. THIRD STREET, NEWARK, OHIO 43055
                            WWW.PARKNATIONALCORP.COM